Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-257569 on Form S-3, the Registration Statement No. 333-266449 on Form S-3, the Registration Statement No. 333-266448 on Form S-3, the Registration Statement No. 333-271166 on Form S-3, the Registration Statement No. 333-199513 on Form S-8, and the Registration Statement No. 333-275662 on Form S-8 of our report dated March 7, 2024, relating to the consolidated financial statements of DBV Technologies S.A. appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Associés

Paris-La Défense, France

March 7, 2024